     As filed with the Securities and Exchange Commission on May 30, 2001
                                                      Registration No. 333-60638
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 ------------

                                AMENDMENT NO.1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------

                      UNIVERSAL HEALTH REALTY INCOME TRUST
             (Exact name of registrant as specified in its charter)

           Maryland                                            23-6858580
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                           Universal Corporate Center
                              367 South Gulph Road
                    King of Prussia, Pennsylvania 19406-0958
                                 (610) 265-0688
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kirk E. Gorman, President and Chief Financial Officer     Copies of all communications, including all communications sent to the
            Universal Health Realty Trust                                  agent for service, should be sent to:
              Universal Corporate Center                                          Warren J. Nimetz, Esq.
                 367 South Gulph Road                                           Fulbright & Jaworski L.L.P.
       King of Prussia, Pennsylvania 19406-0958                                      666 Fifth Avenue
                    (610) 265-0688                                               New York, New York  10103
  (Name, address, including zip code, and telephone                                   (212) 318-3000
number, including area code, of agent for service for
                    the registrant)

                                 ------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Information contained in this prospectus supplement is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time a fina prospectus supplement is delivered. This prospectus supplement and the accompanying shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



Subject to Completion, Dated May 30, 2001

PROSPECTUS SUPPLEMENT ______ ___ ,2001


(To prospectus dated May __, 2001)


--------------------------------------------------------------------------------
3,000,000 Shares


                      UNIVERSAL HEALTH REALTY INCOME TRUST

Shares of Beneficial Interest
--------------------------------------------------------------------------------

We are offering and selling 3,000,000 shares of beneficial interest with this prospectus supplement and the accompanying prospectus.

Our shares of beneficial interest are traded on the New York Stock Exchange under the symbol "UHT." On May 29, 2001, the last reported sales price of our shares of beneficial interest was $23.02.

Investing in our shares of beneficial interest involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our shares of beneficial interest in "Risk Factors" beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                           Per
                                                                           Share              Total
----------------------------------------------------------------------------------------------------
Public Offering Price                                                  $               $
----------------------------------------------------------------------------------------------------
Underwriting discounts and commissions                                 $               $
----------------------------------------------------------------------------------------------------
Proceeds, before expenses, to us                                       $               $
----------------------------------------------------------------------------------------------------


The underwriters may also purchase from us up to an additional 450,000 of our shares of beneficial interest, at the public offering price less the underwriting discount, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

The underwriters are offering our shares of beneficial interest as described in "Underwriting." Delivery of the shares will be made on or about _______ __, 2001.

Sole Book-Running Lead Manager                                  Co-Lead Manager

UBS Warburg                                                  Merrill Lynch & Co.

                        Banc of America Securities LLC

You should rely only on information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of beneficial interest only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our shares of beneficial interest.

This prospectus supplement includes certain statements containing the words "believes", "anticipates", "intends", "expects", and words of similar import, which constitute "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Trust's or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following:

        . a substantial portion of our investments are in healthcare-related properties;

        . a substantial portion of our revenues are dependent on one operator, Universal Health Services, Inc., which we refer to as UHS;

        .  competition;

        . adverse trends in the healthcare industry, including possible changes in the levels and terms of reimbursement from third-party payors and government reimbursement programs, including Medicare and Medicaid;

        .  changes in laws and regulations governing the healthcare industry;

        . our co-investment in some of our properties with third parties through limited liability companies;

        .  illiquidity of real estate investments;

        .  asset impairment losses;

        .  conflicts of interest with UHS and our trustees and officers;

        .  market perceptions and market conditions;

        .  maintaining our tax status as a real estate investment trust;

        .  limits on ownership and changes in control;

        .  our use of interest rate swaps to hedge floating rate debt;

        .  our ability to finance our growth on favorable terms; and

        . liability and other claims asserted against us or operators of our facilities.

Additionally, the operators of our facilities, including UHS, are confronted with other issues, such as:

        .  industry capacity;

        .  demographic changes;

        . existing laws and government regulations and changes in or failure to comply with laws and governmental regulations;

        . the ability to enter into managed care provider agreements on acceptable terms;

        .  competition;

        .  the loss of significant customers;

        . technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for healthcare; and

        . the ability to attract and retain qualified personnel, including physicians.

Our management is unable to predict the effect, if any, these factors will have on the operating results of our lessees, including the facilities leased to subsidiaries of UHS. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement to reflect future events or developments.

TABLE OF CONTENTS
---------------------------------------------------------------

                                                           Page
                                                           ----
Prospectus Supplement

Prospectus Supplement Summary.............................   S-1
Risk Factors..............................................   S-3
Use of Proceeds...........................................  S-13
Capitalization............................................  S-14
Price Range of Shares of Beneficial Interest..............  S-15
Dividend Policy...........................................  S-16
Summary Financial Information.............................  S-17
Underwriting..............................................  S-18
Legal Matters.............................................  S-20



Prospectus

Where You Can Find Additional Information.................     3
The Trust.................................................     4
The Trust's Relationship to UHS...........................     4
Use Of Proceeds...........................................     6
Description of the Trust's Shares of Beneficial Interest..     7
Certain Federal Income Tax Considerations.................     9
ERISA.....................................................    25
Plan of Distribution......................................    26
Legal Matters.............................................    27
Experts...................................................    27

Prospectus Supplement Summary


The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the information under "Risk Factors." Unless the context otherwise requires, as used in this prospectus supplement and the accompanying prospectus, "Trust," "us," "our" and "we" refer to Universal Health Realty Income Trust and "UHS" refers to Universal Health Services, Inc.

Information About Universal Health Realty Income Trust

Universal Health Realty Income Trust is a Maryland real estate investment trust organized in August 1986 to invest in income-producing, healthcare-related properties. The Trust has investments in 41 facilities located in 15 states. These investments include:

            . ownership of four acute care, one rehabilitation and one behavioral hospital facilities leased to subsidiaries of UHS;

            . ownership of ten medical care office buildings, four preschool childcare centers, and one subacute care and one rehabilitation hospital facility leased to unaffiliated third parties; and

            . varying non-controlling equity interests ranging from 33% to 99% in limited liability companies which own the real estate assets of an aggregate of 19 medical office complexes.

The Trust is advised by UHS of Delaware, Inc., a wholly-owned subsidiary of UHS, pursuant to an advisory agreement.



The Offering

Shares of beneficial interest
offered by us...........................  3,000,000 shares

Shares of beneficial interest outstanding
   after the offering...................  11,986,468 shares

Use of Proceeds.........................  We estimate that our net proceeds from the offering will be
                                          approximately $65.2 million.  We
                                          intend to use these proceeds to
                                          repay borrowings outstanding under
                                          our revolving credit facility.

New York Stock Exchange Symbol..........  UHT


The number of shares of beneficial interest outstanding after the offering is based on 8,986,468 shares of beneficial interest outstanding as of May 29, 2001. We have granted an option to the underwriters to purchase up to an aggregate of 450,000 additional shares of beneficial interest to cover over-allotments, if any. The number of shares outstanding also assumes that the underwriters' over-allotment option is not exercised. If the underwriters exercise their over-allotment option in full, we will issue an additional 450,000 shares.

UHS has the option to purchase shares of beneficial interest in the Trust at fair market value to maintain a 5% interest in the Trust. As of March 31, 2001, UHS owned 8.5% of the Trust's outstanding shares of beneficial interest. After the completion of the offering, UHS will own 6.4% of the Trust's outstanding shares of beneficial interest if 3,000,000 shares of beneficial interest are issued, or, if the underwriters exercise their over-allotment option in full, 6.1% of the Trust's outstanding shares of beneficial interest.

Risk Factors

Before making an investment in our shares of beneficial interest, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement and the accompanying prospectus do not describe all of the risks of an investment in our shares of beneficial interest. You should consult your own financial and legal advisors as to the risks entailed by an investment in our shares of beneficial interest and the suitability of investing in these shares in light of your particular circumstances.

We concentrate our investments in healthcare-related properties and, therefore, are subject to the risks associated with investments in a single industry.

While the Trust is authorized to invest in various types of income-producing real estate and real estate-related loans, its current strategy is to invest in healthcare-related properties. Consequently, the Trust currently has chosen not to include assets selected to reduce risks associated with an investment in real estate in the healthcare industry, and is subject to the risks associated with investments in a single industry.

Our reliance on UHS would magnify the negative effect on us if UHS were to suffer financial hardships.

Currently, approximately 60% of our total revenues is derived from rental income from the six hospital facilities leased by us to subsidiaries of UHS. Each hospital facility is leased to a UHS subsidiary under a long-term lease arrangement for minimum rent plus additional rent, the payment of which is guaranteed by UHS. The additional rent for each facility is, however, contingent upon an increase in gross revenues from the operation of the facility over the gross revenues of such facility for a pre-determined base year. Our financial returns, therefore, are dependent on the successful operation of these facilities and the financial condition of UHS. The operating results of these hospital facilities will depend on various factors over which the UHS subsidiaries will have no control and which may affect revenues from the hospital facilities at present or in the future. It is not possible to predict whether or to what extent additional rents will become payable under these leases. We also cannot predict whether leases, which have renewal options at existing lease rates, will be renewed at the end of their lease terms. If these leases are not renewed at their current rates, we would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to us than the current leases. In addition, UHS is responsible for providing insurance coverage with respect to these facilities. UHS self insures with respect to certain of these risks.

We may be unable to compete successfully in a highly competitive market.

We compete for property management, development and new purchases of healthcare-related facilities with, among others:

        .  investors;
        .  healthcare providers, including UHS;

        .  other healthcare-related real estate investment trusts;

        .  real estate partnerships; and

        .  financial institutions.

Competition for attractive investments results in investment pressure on the Trust. We intend to adhere to our established acquisition standards; however, increased competition for properties from other real estate investment trusts and traditional and non-traditional equity and debt capital sources may affect our growth and financial return.

In most geographical areas in which our facilities operate, there are other facilities which provide services comparable to those offered by our facilities. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. Such support is not available to our facilities. In addition, certain hospitals located in the areas served by our facilities provide medical, surgical and behavioral health services that are not available at our hospitals.

Our properties are also subject to competition from the properties of other healthcare providers, some of which have greater capital resources than the providers currently leasing our facilities. All of our properties operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facility from time to time.

Adverse trends in healthcare provider operations may negatively affect our lease revenues and the value of our investments.

     The healthcare service industry is currently experiencing:

     . substantial changes in the method of delivery of, and demand for, healthcare services;

     .   changes in third party reimbursement policies;

     . significant unused capacity, which has created substantial competition among healthcare providers for patients;

     .   continuing pressure by private and governmental payors; and

     .   increased scrutiny by federal and state authorities.

These factors may adversely affect the economic performance of some or all of our tenants and, in turn, the lease revenues and value of our healthcare-related real estate investments.

The healthcare industry is heavily regulated by the government, which may adversely affect our rental revenues.

The healthcare industry is heavily regulated by federal, state and local laws. Government regulation of the healthcare industry affects us because:

        . the financial ability of lessees to make rent payments to us may be affected by government regulations such as licensure, certification for participation in government programs, and government reimbursements; and

        . our additional rents are, in some cases, based on our lessees' gross revenue from operations, which in turn are affected by the amount of reimbursement these lessees receive from the government.

The ability of a facility to generate revenue and profit determines the underlying value of that facility to us. As health insurers and governmental agencies attempt to limit the cost of hospital services and to reduce the utilization of healthcare facilities, a reduction in future revenue or slower revenue growth may occur.

Licensure Risks. Healthcare facilities must obtain licensure to operate. Failure to obtain licensure or loss of licensure would prevent a facility from operating. These events could adversely affect the facility operator's ability to make rent payments. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and occasionally the contraction of healthcare facilities by requiring certificates of need or other similar approval programs. In addition, healthcare facilities are subject to the Americans with Disabilities Act and building and safety codes which govern access, physical design requirements and building standards for facilities.

Environmental Matters. A wide variety of federal, state and local environmental and occupational health and safety laws and regulations affect healthcare facility operations. Under these laws and regulations, a current or former owner of real property may be liable for the costs of removal or remediation of hazardous or toxic substances at, under or disposed of in connection with such property, as well as other costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons, natural resources and adjacent property). Such laws and regulations often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of a current or former operator of the property. The cost of any required abatement, remediation, removal, fines or personal or property damages and therefore the owner's liability could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenue.

Although the leases covering our properties require the lessee to comply with laws and regulations governing their operations and to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. We cannot assure you that any such lessee would be able to fulfill its indemnification obligations. In addition, environmental and occupational health and safety laws are constantly evolving and changes in laws, regulations or policies, or changes in their interpretations, could create liabilities where none exist today.

Medicare and Medicaid Programs. Sources of revenue for our operators may include the federal Medicare program, state Medicaid programs, private insurance carriers, healthcare service plans and health maintenance organizations, among others. Efforts to reduce costs by these payors will likely continue, which may result in reduced or slower growth in reimbursement for certain services provided by some of our operators. In addition, the failure of any of our operators to comply with various laws and regulations could jeopardize their ability to continue participating in the Medicare and Medicaid programs.

Medicare payments to acute care hospitals for inpatient services are based on the prospective payment system. Under the prospective payment system, a hospital is paid a prospectively established rate based on the category of the patient's diagnosis, commonly known as diagnostic related groups or DRGs. In 2001, the federal government will complete the phase-in of a prospective payment system for Medicare payments for capital-related inpatient costs in place of the cost-based reimbursement system previously used. DRG rates are subject to adjustment on an annual basis. Historically, rates paid under Medicare's prospective payment system for inpatient services have increased; however, these increases have been less than cost increases. The Balanced Budget Act of 1997 expanded the prospective payment system to include skilled nursing facilities, home health agencies, hospital outpatient departments, and rehabilitation hospitals. Under the prospective payment system, skilled nursing facilities are paid a case-mix adjusted federal per diem rate for Medicare-covered services provided by skilled nursing facilities. The per diem rate is calculated to cover routine service costs, ancillary costs and capital-related costs. Medicare payments for long-term and rehabilitative care are based on allowable costs. Beginning in federal fiscal year 2002, Medicare will begin the phase-in of a prospective payment per case for inpatient rehabilitative care rather than remit payments to hospitals based on actual costs.

Cost Control. The healthcare industry has continually faced various challenges, including increased government and private payor pressure on healthcare providers to control costs, migration of patients from acute care facilities into extended care and home care settings and vertical and horizontal consolidation of healthcare providers. The operators of our hospital facilities continue to experience a shift in payor mix resulting in an increase in revenues attributable to managed care payors and unfavorable general industry trends which include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional Medicare to Medicare managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, which include health maintenance organizations and preferred provider organizations.

Changes in the law, new interpretations of existing laws, and changes in payment methodology may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs associated with doing business and the amount of reimbursement furnished by both government and other third-party payors. These changes may be applied retroactively. The ultimate timing or effect of legislative efforts cannot be predicted and may impact us in different ways.

Our ownership of property through limited liability companies limits our control over those investments and subjects us to risks not otherwise present for investments made solely by us.

We have co-invested in 19 medical office complexes with third parties through limited liability companies. We have a non-controlling interest in each of these limited liability companies, in which all major decisions concerning the property require the unanimous vote of all members, and are therefore unable to control decisions relating to the underlying property.

Co-investments in limited liability companies or other vehicles may involve risks not present were a third party not involved, including the possibility that:

        . Our co-investors might become bankrupt or otherwise fail to fund their share of required capital contributions;

        . Our co-investors might at any time have economic or other business interests or goals which are inconsistent with our business interests or goals; and

        .  We may be liable for the actions of our co-investors.


Because real estate investments are illiquid, we may not be able to sell properties when appropriate, which could adversely affect our financial condition.

Real estate investments generally cannot be sold quickly. As a result, we may not be able to diversify our portfolio promptly in response to changing economic or other conditions. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Our performance and share value will be affected by risks associated with the real estate industry. Factors that may adversely affect the economic performance and value of our operations include:

        .  Changes in the national, regional and local economic climate;

        . Local conditions such as an oversupply of, or a reduction in demand for, special service hospitals or office space;

        .  Attractiveness of our properties to staff physicians and tenants; and

        . Competition from other special service hospitals as well as general hospitals.

We have recorded asset impairment charges in the past and may incur asset impairment charges in the future.

It is our policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, the estimated fair value will be determined using valuation techniques such as the present value of expected future cash flows. In assessing the carrying value of our real estate investments for possible impairment, management reviews estimates of future cash flows expected from each of its facilities and evaluates the creditworthiness of its lessees based on their current operating performance and on current industry conditions.

At various times in the past, we have recorded asset impairment charges related to this policy. Additionally, there can be no assurance that we will not record asset impairment charges in future periods or that the factors causing the asset impairment charge will not adversely affect the value of our related real estate investments.

We may have conflicts of interest with UHS and our trustees/officers that may adversely affect our operations and financial condition.

Conflicts as a result of overlapping management. Certain members of our executive management, including our Chief Financial Officer, serve in similar capacities for UHS. In addition, Alan B. Miller, Chairman of our Board of Trustees, also serves as Chairman of the Board of UHS. Although the individuals referred to above are committed to our success, they are also committed to the success of UHS. As of February 28, 2001, our senior management and trustees beneficially owned approximately 1.9% of our outstanding shares of beneficial interest, and a higher percentage of the outstanding common stock of UHS. There is a risk that the common membership of management, the Boards of Directors/Trustees and ownership of common stock will lead to conflicts of interest in the fiduciary duties owed to shareholders by common directors/trustees and officers in connection with transactions between the two entities, as well as a conflict in allocating management time.

Conflicts as a result of investment opportunities. We have in the past and intend in the future, from time to time, to engage in transactions with UHS or its affiliates. Although UHS acquires and disposes of healthcare-related properties in the regular course of its business, UHS has no obligation to make those properties available to us, although it may do so. As a result, conflicts of interest between the Trust and UHS may arise under certain circumstances.
Our Declaration of Trust provides that a majority of our trustees must be independent trustees and that all transactions between the Trust and UHS or its affiliates must be approved by a majority vote of the trustees, including a majority of our independent trustees. Our independent trustees will evaluate, from time to time, the competitive relationship, if any, among the Trust, UHS and the Trust's officers and trustees affiliated with UHS and consider such relationship in connection with the annual renewal of our advisory agreement. All transactions with UHS will be entered into on terms at least as favorable as the Trust could otherwise obtain in arms-length negotiations and we intend to obtain independent appraisals prior to our acquisition of any property from a UHS-related entity.

Conflicts as a result of our lease arrangements. We currently lease six hospital facilities to subsidiaries of UHS. Each of these leases contains provisions granting the lessee a right of first refusal to lease or purchase the property. This right of first refusal is effective for a period of one hundred eighty days after expiration of the lease term, upon the same price and terms as we intend to offer to, or to accept from, any third party. This right of first refusal may adversely affect our ability to sell or lease a property, should we so desire. In addition, because the price and terms offered by any such third party are likely to be dependent in part upon the financial performance of the facility during the final years of the lease term, potential exists for a conflict of interest between us and UHS and its subsidiaries during those years.

Conflicts as a result of our advisory agreement. Our advisor is a wholly-owned subsidiary of UHS. The advisor is responsible for our day-to-day operations and has a contractual obligation to provide us with a continuing and suitable investment program, but has no obligation to provide specific investment opportunities. Our advisory agreement does not restrict the advisor from acting in a similar capacity for other entities. Our advisor has expressed to the Board of Trustees that it does not intend to engage in any activity which will be in conflict with the interests of the Trust, and has agreed to inform our trustees of any change in such intention. Our Board of Trustees will evaluate the advisor's activities at least annually in connection with the renewal of the advisory agreement.

Our advisor receives an annual fee based in part on the average invested real estate assets of the Trust as well as reimbursement for all incurred costs. The investment of borrowed or other additional funds by the Trust in real estate assets would, therefore, increase the compensation payable to the advisor. The terms of the advisory agreement have been approved by the Board of Trustees, including a majority of our independent trustees.

Conflicts with our trustees and/or officers. Our Declaration of Trust and Bylaws contain no provisions limiting any of our trustees or officers from engaging for their own account or on behalf of other entities in activities of the type conducted by the Trust. Thus, we could be in competition for investments with one or more of our trustees or officers or with one or more corporations, partnerships or trusts with which such trustee or officer is affiliated.

The market value of our shares of beneficial interest could decrease based on our performance and market perception and conditions.

Effect of earnings and cash dividends. The market value of our shares of beneficial interest may be based primarily upon the market's perception of our growth potential and our current and future cash dividends, and may be secondarily based upon the real estate market value of our underlying assets. For the year ended December 31, 2000, we distributed approximately 72% of our cash available for distribution to our shareholders. We expect this percentage to increase as a result of this offering.

Adverse impact of rising interest rates. One factor which influences the price of securities is the dividend or interest rate on the securities relative to market interest rates. Rising interest rates may lead potential buyers of our shares of beneficial interest to expect a higher dividend rate, which would adversely affect the market price of our shares. In addition, rising interest rates would result in increased interest expense to us, thereby adversely affecting our cash flow and our ability to service our existing indebtedness.

Loss of our tax status as a real estate investment trust would have significant adverse consequences to us and the value of our shares.

We currently operate and have operated commencing with our taxable year ended December 31, 1986 in a manner that is intended to allow us to qualify as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

If we lose our real estate investment trust status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you for each of the years involved because:

        . We would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

        . We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

        . Unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a real estate investment trust:

        . All distributions to our shareholders would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits;

        .  We will not be required to make distributions to our shareholders;
           and

        . Corporate distributees may be eligible for the dividends received deduction.

As a result of all these factors, our failure to qualify as a real estate investment trust could impair our ability to expand our business and raise capital, and would adversely affect the value of our shares of beneficial interest.

Our qualification as a real estate investment trust involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations, as well as the determination of factual matters and circumstances not entirely within our control.

The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a real estate investment trust. For example, in order to qualify as a real estate investment trust, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to shareholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors or our ability to qualify as a real estate investment trust for tax purposes. Although we believe that we are organized and operate in such manner, we can give no assurance that we will continue to be organized or be able to operate in a manner so as to qualify or remain qualified as a real estate investment trust for tax purposes.

Limits on ownership and changes in control may deter changes in management and third party acquisition proposals.

Provisions of our Declaration of Trust and Bylaws which are intended to prevent concentrated ownership of the Trust and thereby preserve our status as a real estate investment trust under the Internal Revenue Code, authorize us to:

        . refuse to transfer or issue shares to any person who, as a result of such transfer or issuance, would beneficially own, directly or indirectly, shares representing in excess of 9.8% in value of our outstanding shares of beneficial interest; and

        .  redeem those excess shares.

These provisions may inhibit market activity and the resulting opportunity for shareholders to receive a premium for their shares that might otherwise exist if a person were attempting to accumulate a block of shares greater than 9.8% in value of our outstanding shares.

These same provisions also may make the Trust an unsuitable investment vehicle for any person seeking to obtain (either alone or with others as a group) ownership of more than 9.8% in value of our shares of beneficial interest. Although we have no current intention to redeem or otherwise reduce the number of outstanding shares except as described above, if the number of outstanding shares were to be reduced, the 9.8% limitation might be exceeded by a shareholder without any action on his part.

Certain other provisions of our Declaration of Trust may have an anti-takeover effect and may prevent our shareholders from receiving a premium for their shares which is often obtained in takeover attempts. Our Board of Trustees is divided into three classes with staggered terms which may make it more difficult for our shareholders to remove our management than if all of our trustees were elected on an annual basis. In addition, we are authorized to issue up to 5,000,000 preferred shares of beneficial interest. Our trustees may determine, without shareholder approval, the powers, preferences, voting and other rights of these shares. These preferred shares of beneficial interest could have the effect of discouraging, delaying or preventing a change in control of the Trust. Our Declaration of Trust also requires a vote of the holders of 95% of our outstanding shares entitled to vote to approve certain business combinations.
As UHS currently owns 8.5% of our outstanding shares of beneficial interest and has the option to purchase shares of beneficial interest in the Trust at fair market value to maintain a 5% interest in the Trust, it effectively will have the right to reject certain business combinations which have been approved by our trustees.

We hedge floating rate debt with interest rate swaps, and may record charges associated with the termination or change in value of the interest rate swaps.

The Trust has $34 million of interest rate swaps that currently hedge interest payments on floating rate debt. The net proceeds to the Trust of the offering will be approximately $65.2 million, or approximately $75.0 million if the underwriters exercise their over-allotment option in full. The net proceeds will be used to repay a portion of the Trust's floating rate debt. The Trust will assess the probability that its expected future floating rate debt is sufficient for its swaps and may recognize a charge to earnings to reverse amounts previously recorded as a component of comprehensive income. The Trust may also terminate all or a portion of the interest rate swaps. The cost to terminate the swaps at March 31, 2001 was estimated to be approximately $1.4 million. If the interest rate swaps are not terminated, changes in the value of the swaps may result in charges to earnings.

Use of Proceeds

We estimate the net proceeds to us from the sale of the shares of beneficial interest offered by us in this offering to be approximately $65.2 million, or approximately $75.0 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds to repay a portion of the amounts outstanding under our revolving credit agreement with several financial institutions. The revolving credit agreement provides for revolving loans of up to $100 million on an unsecured and non-amortizing basis. However, under the terms of the revolving credit agreement, this $100 million credit facility will be reduced by 50% of the net proceeds generated from this offering to approximately $67 million, or approximately $63 million if the underwriters exercise their over-allotment option in full. The revolving credit agreement provides for interest, at our option, of a certificate of deposit rate plus
 .625% to 1.125%, Eurodollar rate plus .50% to 1.125% or the prime rate. A fee of .175% to .375% is required on the unused portion of the available credit. At May
29, 2001, approximately $74.4 million was outstanding under the revolving credit agreement, and approximately $6.5 million was outstanding under letters of credit.

Capitalization

The following table sets forth our capitalization as of March 31, 2001, on an actual basis and as adjusted to reflect the sale by us of 3,000,000 shares of beneficial interest offered by us, at an assumed public offering price of $23.02 per share, and the application of the estimated net proceeds of $65.2 million to us to repay outstanding indebtedness as described under "Use of Proceeds."


                                                                             At March 31, 2001
                                                                ---------------------------------------------
                                                                                                     As
                                                                       Actual                      Adjusted
                                                                -------------------         -----------------
                                                                             (In thousands)

Bank borrowings.......................................                  $  79,749                  $  14,568
Note payable to UHS...................................                      1,386                      1,386
                                                               --------------------       ------------------
Total debt............................................                  $  81,135                  $  15,954
                                                               --------------------       ------------------
Shareholders' Equity:
Preferred shares of beneficial interest, $.01 par                              --                         --
 value; 5,000,000 shares authorized; none outstanding.
Common shares, $.01 par value; 95,000,000 shares                               90                        120
 authorized; issued and outstanding 8,985,991 at
 March 31, 2001; 11,985,991 issued and outstanding as
 adjusted.............................................
Capital in excess of par value........................                    129,200                    194,351
Accumulated other comprehensive income:
 Cash flow hedges.....................................                     (1,452)                    (1,452)
Cumulative net income.................................                    160,826                    160,826
Cumulative dividends..................................                   (190,806)                  (190,806)
                                                             ----------------------      -------------------
Total shareholders' equity............................                  $  97,858                  $ 163,039
                                                             ----------------------      -------------------
Total capitalization..................................                  $ 178,993                  $ 178,993
                                                             ======================      ===================

Price Range of Shares of Beneficial Interest


The Trust's shares of beneficial interest are listed on the New York Stock Exchange under the symbol "UHT." The following table shows the high and the low per share sale prices of our shares of beneficial interest for the periods indicated as reported by the New York Stock Exchange:

                                                                                 High               Low
                                                                     --------------------------------------
Year ended December 31, 1999
   First Quarter....................................................           $  20.75           $ 19.125
   Second Quarter...................................................            20.4375            19.3125
   Third Quarter....................................................            19.9375            16.8125
   Fourth Quarter...................................................            18.1875              14.25
Year ended December 31, 2000
   First Quarter....................................................            16.8125              14.25
   Second Quarter...................................................             19.125             15.125
   Third Quarter....................................................            19.4375              16.75
   Fourth Quarter...................................................             19.875            17.0625
Year ended December 31, 2001
   First Quarter....................................................              21.02              18.75
   Second Quarter (through May 29, 2001)............................              23.99              19.60

The last reported sale price for our shares of beneficial interest as reported on the New York Stock Exchange on May 29, 2001 was $23.02 per share.

Dividend Policy

As of January 31, 2001, there were approximately 795 shareholders of record of the Trust's shares of beneficial interest. It is the Trust's intention to declare quarterly dividends to the holders of its shares of beneficial interest so as to comply with applicable sections of the Internal Revenue Code governing real estate investment trusts. Covenants relating to the revolving credit facility limit the Trust's ability to increase dividends in excess of 95% of cash available for distribution unless additional distributions are required to be made so as to comply with applicable sections of the Internal Revenue Code and related regulations governing real estate investment trusts. In each of the past five years, dividends per share were declared as follows:


                                   2000              1999               1998               1997              1996
                        --------------------- ------------------ -------------------- --------------   -------------
First Quarter.........           $0.455            $0.450             $0.435             $0.425            $0.420
Second Quarter........            0.460             0.450              0.435              0.425             0.425
Third Quarter.........            0.460             0.455              0.440              0.425             0.425
Fourth Quarter........            0.465             0.455              0.445              0.430             0.425
                       --------------------- -------------------- ------------------  --------------   -------------
                                 $1.840            $1.810             $1.755             $1.705            $1.695
                       ===================== ==================== ==================  ==============   =============

For the first quarter of 2001, the Trust declared a dividend of $0.465 per share.

Selected Financial Information

The following tables set forth selected consolidated financial data which have been derived from our consolidated financial statements incorporated by reference in the accompanying prospectus. The data for the quarters ended March 31, 2000 and 2001 are derived from the Trust's unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the Trust's results of operations and financial position for such periods. The results of operations for the quarter ending March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

                                           (000s except per share amounts)

                                          Years Ended December 31,            Three Months Ended March 31,
                                    2000     1999     1998     1997     1996           2001           2000
                               ---------------------------------------------------------------------------
Revenues.......................  $27,315  $23,865  $23,234  $22,764  $21,923         $6,885         $6,685
Net income.....................  $16,256  $13,972  $14,337  $13,967  $14,158         $4,140         $3,916
Funds from Operations (1)......  $22,878  $21,772  $19,857  $18,809  $18,174         $5,989         $5,662
Per Share Data:
 Net income-Basic..............  $  1.81  $  1.56  $  1.60  $  1.56  $  1.58         $ 0.46         $ 0.44
 Net income-Diluted............  $  1.81  $  1.56  $  1.60  $  1.56  $  1.58         $ 0.46         $ 0.44
 Dividends.....................  $ 1.840  $ 1.810  $ 1.755  $ 1.705  $ 1.695         $0.465         $0.455

__________

(1) Funds from operations, or FFO, may not be calculated in the same manner for all companies, and accordingly, FFO as presented above may not be comparable to similarly titled measures by other companies. FFO does not represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Trust's operating performance or to cash flows as a measure of liquidity. FFO shown above is calculated as follows:



                                                                           (000s)
                                                 Years Ended December 31,            Three Months Ended March 31,
                                          2000      1999     1998     1997     1996           2001            2000
                                     -----------------------------------------------------------------------------
Net income...........................  $16,256   $13,972  $14,337  $13,967  $14,158         $4,140          $3,916
Depreciation expense:
  Consolidated investments...........    4,414     3,833    3,809    3,740    3,554          1,093           1,081
  Unconsolidated affiliates..........    2,964     2,322    1,587      978      337            835             665
Amortization of interest rate cap....       --        62      124      124      125             --              --
Provision for investment loss, net...       --     1,583       --       --       --             --              --
Equity in provision for
  investment loss of LLC.............    1,139        --       --       --       --             --              --
Gain on sale of real property
  to UHS.............................   (1,895)       --       --       --       --             --              --
Gain on derivatives..................       --        --       --       --       --            (79)              0
                                     -----------------------------------------------------------------------------
Total................................  $22,878   $21,772  $19,857  $18,809  $18,174         $5,989          $5,662
                                     =============================================================================

                                                          (000s)

                                                  At December 31,                      At March 31,
                                      2000      1999      1998      1997      1996      2001      2000
                                ----------------------------------------------------------------------
Total Assets....................  $183,658  $178,821  $169,406  $146,755  $148,566  $182,682  $186,957
Debt............................  $ 82,031  $ 76,889  $ 66,016  $ 42,347  $ 43,082  $ 81,135  $ 85,610
Total Shareholders' Equity......  $ 99,257  $ 99,675  $101,348  $102,692  $103,982  $ 97,858  $ 99,389

Underwriting


We and the underwriters named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.


Underwriters                                                                       Number of shares
--------------------------------------------------------------------------------------------------------
UBS Warburg LLC..............................................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.....................................................
Banc of America Securities LLC...............................................          ________
   Total.....................................................................          3,000,000
                                                                                       =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 450,000 shares from us at the public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 450,000 shares from us.

                                                                 Paid by us
                                      ----------------------------------------------------------------
                                                       No exercise of                Full exercise of
                                                over-allotment option           over-allotment option
                                      -------------------------------        -------------------------
Per share............................  $                                     $
  Total..............................  $                                     $

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $350,000.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $_____ per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $_______ per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We, our trustees and executive officers and UHS have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any of our shares of beneficial interest or securities convertible into or exchangeable for shares of beneficial interest during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, without the prior written consent of UBS Warburg LLC.

In connection with this offering, the underwriters may purchase and sell shares of beneficial interest in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of beneficial interest while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our shares of beneficial interest. As a result, the price of our shares of beneficial interest may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions with us, including the provision of certain advisory services and making loans to us. Bank of America (as successer by merger to NationsBank), an affiliate of Banc of America Securities LLC, is a participating lender under our revolving credit facility and, as such, will receive approximately 20% of the net proceeds of this offering upon repayment of amounts outstanding under that revolving credit facility. See "Use of Proceeds."

Legal Matters

Certain legal matters with respect to the validity of the Trust's shares of beneficial interest and tax matters will be passed upon for us by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103.

Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                   Subject to Completion, dated May 30, 2001

PROSPECTUS

                                  $100,000,000

                      UNIVERSAL HEALTH REALTY INCOME TRUST


                         Shares of Beneficial Interest

                                 ------------

     We may offer to the public, from time to time in one or more issuances, our shares of beneficial interest.

     This prospectus provides you with a general description of our shares of beneficial interest that we may offer. Each time we offer shares of beneficial interest, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should read this prospectus and each prospectus supplement carefully before you invest.

     Our shares of beneficial interest currently trade on the New York Stock Exchange under the symbol "UHT."

                                 ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             This prospectus is dated                       , 2001.

     Unless the context otherwise requires, "Trust," "us," "our" and "we" refer to Universal Health Realty Income Trust and "UHS" refers to Universal Health Services, Inc.

                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Where You Can Find Additional Information...............................     3

The Trust...............................................................     4

The Trust's Relationship to UHS.........................................     4

Use of Proceeds.........................................................     6

Description of the Trust's Shares of Beneficial Interest................     7

Certain Federal Income Tax Considerations...............................     9

ERISA...................................................................    25

Plan of Distribution....................................................    26

Legal Matters...........................................................    27

Experts.................................................................    27

                                 ------------

    You should rely only on the information contained or incorporated by reference in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find Additional Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Trust's shares of beneficial interest which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Trust's shares of beneficial interest in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of the Trust's shares of beneficial interest, as an indication that there has been no change in our affairs since the date of this prospectus. You should be aware that information in this prospectus may change after this date.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 1-9321. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, DC 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     The Trust's shares of beneficial interest are listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" specified documents that we file with the SEC, which means:

     .  incorporated documents are considered part of this prospectus;

     . we are disclosing important information to you by referring you to those documents; and

     . information that we file in the future with the SEC will automatically update and supersede the information in this prospectus.

     We incorporate by reference the documents listed below, and any documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering:

     .  our annual report on Form 10-K for the year ended December 31, 2000.

     .  our quarterly report on Form 10-Q for the quarter ended March 31, 2001.

     . the description of the Trust's shares of beneficial interest contained in the Trust's Registration Statement on Form 8-A filed with the SEC on November 12, 1986.

     You may also request a copy of these filings, at no cost, by writing or telephoning our chief financial officer at the following address:

                      Universal Health Realty Income Trust
                           Universal Corporate Center
                                 P.O. Box 61558
                              367 South Gulph Road
                    King of Prussia, Pennsylvania 19406-0958
                      Attention:  Chief Financial Officer
                           Telephone:  (610) 265-0688

                                   THE TRUST

     The Trust is a Maryland real estate investment trust organized in August 1986 to invest in income-producing, health care-related properties. The Trust has investments in 41 facilities located in 15 states. These investments include:

     . ownership of four acute care, one rehabilitation and one behavioral hospital facilities leased to subsidiaries of UHS;

     . ownership of ten medical care office buildings, four preschool childcare centers, and one subacute care and one rehabilitation hospital facility leased to unaffiliated third parties; and

     . varying non-controlling equity interests ranging from 33% to 99% in limited liability companies which own the real estate assets of an aggregate of 19 medical care office buildings.

     Included in the Trust's portfolio is ownership of eight hospital facilities (aggregate investment of $130 million) which contain an aggregate of 1,149 licensed beds. The leases with respect to hospital facilities comprised 72% of the Trust's 2000 revenues (excluding revenues derived from the Trust's non-controlling limited liability company interests), have fixed terms with an average of 3.6 years remaining and provide for renewal options for up to six five-year terms.

     For the eight hospital facilities owned by the Trust (excluding from all three years the facility sold to a subsidiary of UHS in December, 2000), the combined ratio of earnings before interest, taxes, depreciation, amortization and lease and rental expense (EBITDAR) to minimum rent plus additional rent payable to the Trust was approximately 5.6, 5.3 and 5.4 for the years ended December 31, 2000, 1999 and 1998, respectively. The coverage ratio for individual facilities varies.

     The Trust's principal executive offices are located at Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958. The Trust's telephone number is (610) 265-0688.

                        THE TRUST'S RELATIONSHIP TO UHS

     UHS' principal business is owning and operating acute care hospitals, behavioral health centers, ambulatory surgery centers, radiation oncology centers and women's centers. At December 31, 2000, UHS operated 59 hospitals, consisting of 23 acute care hospitals, 35 behavioral health centers, and one women's center. As part of UHS' Ambulatory Treatment Centers Division, at December 31, 2000 UHS owned, either outright or in partnership with physicians, and operated or managed 25 surgery and radiation oncology centers located in 12 states and the District of Columbia. UHS' facilities are located in Arkansas, California, Delaware, the District of Columbia, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Massachusetts, Michigan, Missouri, Nevada, New Jersey, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Texas, Utah and Washington.

     For the year ended December 31, 2000, UHS had assets of $1,742,377,000, revenues of $2,242,444,000 and net income of $93,362,000. In 2000, UHS' acute care hospitals, ambulatory surgery centers, radiation oncology centers and women's center contributed approximately 84% of UHS' consolidated net revenues and UHS' behavioral health centers contributed approximately 16% of UHS' consolidated net revenues.

     Services provided by UHS' hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services and behavioral health services. UHS' facilities benefit from shared centralized services, such as central purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.

     Leases. Subsidiaries of UHS lease six of the eight hospital facilities owned by the Trust with terms expiring in 2001 through 2006. The leases to the subsidiaries of UHS are guaranteed by UHS and are cross-defaulted with one another. Each of the leases contains renewal options of up to six five-year periods. These leases accounted for 70% of the total revenue of the Trust for the five years ended December 31, 2000 (63% for the year ended December 31, 2000). Including 100% of the revenues generated at the unconsolidated limited liability companies in which the Trust has various non-controlling equity interests ranging from 33% to 99%, the UHS leases accounted for 45% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2000 (35% for the year ended December 31, 2000).

     For the six hospital facilities owned by the Trust and leased to subsidiaries of UHS, the combined ratio of EBITDAR to minimum rent plus additional rent payable to the Trust (excluding from all three years the facility sold to a subsidiary of UHS in December, 2000) was approximately 5.7,
5.6 and 5.5 for the years ended December 31, 2000, 1999 and 1998, respectively. The coverage ratio for individual facilities vary and range from 2.7 to 8.3 in 2000, 1.1 to 9.0 in 1999 and 1.1 to 8.6 in 1998. Management of the Trust cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates, or any of the Trust's other leases, will be renewed at the end of their lease terms. If the leases are not renewed at their current rates, the Trust would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to the Trust than the current leases.

     Pursuant to the terms of the leases with UHS, the lessees have rights of first refusal to:

     . purchase the respective leased facilities during and for 180 days after each lease term at the same price, terms and conditions of any third-party offer, or;

     . renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer.

Each lease also grants the lessee options, exercisable on at least six months notice, to purchase the leased facility at the end of the lease term or any renewal term at the facility's then fair market value. The terms of the leases also provide that in the event UHS discontinues operations at the leased facility for more than one year, or elects to terminate its lease prior to the expiration of its term for prudent business reasons, UHS is obligated to offer a substitution property. If the Trust does not accept the substitution property offered, UHS is obligated to purchase the leased facility back from the Trust at a price equal to the greater of its then fair market value or the original purchase price paid by the Trust. As noted below, transactions with UHS must be approved by a majority of the trustees who are unaffiliated with UHS. The purchase options and rights of first refusal granted to the respective lessees to purchase or lease the respective leased facilities, after the expiration of the lease term, may adversely affect the Trust's ability to sell or lease a facility, and may present a potential conflict of interest between the Trust and UHS since the price and terms offered by a third-party are likely to be dependent, in part, upon the financial performance of the facility during the final years of the lease term.

     Advisory Agreement. UHS of Delaware, Inc., a wholly-owned subsidiary of UHS, serves as advisor to the Trust under an Advisory Agreement, dated December 24, 1986, between the parties. Under the Advisory Agreement, UHS of Delaware is obligated to:

     .  present an investment program to the Trust;

     . use its best efforts to obtain investments suitable for that program (although it is not obligated to present any particular investment opportunity to the Trust); and

     . provide administrative services to the Trust and to conduct the Trust's day-to-day affairs.

In performing its services under the Advisory Agreement, UHS of Delaware may utilize independent professional services, including accounting, legal and other services, for which it is reimbursed directly by the Trust. The Advisory Agreement expires on December 31 of each year; however, it is renewable by the Trust, subject to a determination by the trustees who are unaffiliated with UHS that UHS of Delaware's performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by either party. The Advisory Agreement has been renewed for 2001. All transactions with UHS must be approved by a majority of the trustees who are unaffiliated with UHS. The Advisory Agreement provides that UHS of Delaware is entitled to receive an annual advisory fee equal to .60% of the average invested real estate assets of the Trust, as derived from its consolidated balance sheet from time to time. In addition, UHS of Delaware is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of the Trust's equity as shown on its balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. No incentive fees were paid during 2000, 1999 and 1998. The advisory fee is payable quarterly, subject to adjustment at year end based upon audited financial statements of the Trust.

     Share Purchase Option. UHS has the option to purchase shares of beneficial interest in the Trust at fair market value to maintain a 5% interest in the Trust. As of March 31, 2000, UHS owned 8.5% of the Trust's outstanding shares of beneficial interest.

                                USE OF PROCEEDS

     Unless otherwise provided in the prospectus supplement that accompanies this prospectus, the Trust intends to add the net proceeds from the sale of its shares of beneficial interest to the Trust's general funds. The Trust expects to use the proceeds for general operating purposes, including working capital, capital expenditures and the repayment of borrowings. Before the Trust uses the proceeds for these purposes, the Trust may invest the proceeds in interest-bearing time deposits or short-term marketable securities.

            DESCRIPTION OF THE TRUST'S SHARES OF BENEFICIAL INTEREST

     The summary of the terms of the Trust's shares of beneficial interest set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust, as amended and/or restated from time to time, and the Amended and Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference.

     The Trust's authorized capital stock consists of 95,000,000 shares of beneficial interest, par value $0.01 per share, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share. The Trust has agreed to issue to UHS, one of its shareholders, additional shares of beneficial interest from time to time in the future, at their then fair market value, sufficient for UHS to maintain a 5% interest in the Trust.

     Shares of Beneficial Interest. Except as otherwise determined by the trustees of the Trust with respect to any class of or series of preferred shares of beneficial interest, all shares of beneficial interest will participate equally in distributions payable to shareholders when and as declared by the trustees of the Trust and in net assets available for distribution to shareholders, on liquidation or dissolution, will have one vote per share on all matters submitted to a vote of the Trust's shareholders and will not have cumulative voting rights in the election of the Trust's trustees. The shares of beneficial interest offered hereby will be validly issued, fully paid and, except as set forth below, non-assessable by the Trust upon issuance, and will have no preference, conversion, exchange or pre-emptive rights.

     Preferred Shares of Beneficial Interest. No preferred shares of beneficial interest are presently outstanding. Preferred shares of beneficial interest may be issued from time to time by the Trust's trustees, without shareholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the trustees in the resolution authorizing their issuance.

     Redemption and Business Combination Provisions. If the Trust's trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.8% in value of the outstanding shares of beneficial interest (taking into account the constructive ownership rules contained in Sections 318 and 544 of the Internal Revenue Code of 1986, or the Code) has or may become concentrated in the hands of one beneficial owner, the Trust's trustees shall have the power:

     . by lot or other means deemed equitable by them to call for the purchase from any such shareholder that number of the Trust's shares of beneficial interest sufficient, in the opinion of the trustees, to maintain or bring the direct or indirect ownership of the Trust's shares of beneficial interest of such owner to a level equal to 9.8% in value of the outstanding shares; and

     . to refuse to transfer or issue the Trust's shares of beneficial interest to any person whose acquisition of such shares would cause a person to hold in excess of 9.8% in value of the outstanding shares of beneficial interest.

     Any transfer of the Trust's shares of beneficial interest that would create a direct or indirect owner of more than 9.8% in value of the outstanding shares of beneficial interest shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any of the shares of beneficial interest so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange or traded in the Nasdaq National Market, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Trust or, if no such closing sale prices or quotations are available, then the purchase price shall be equal to the net asset value of such shares as determined by the trustees in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Trust's trustees, the holder of any shares of beneficial interest so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

     If any person knowingly holds in excess of 9.8% in value of the outstanding shares of beneficial interest and the Trust loses its qualification as a real estate investment trust under the Code or becomes a personal holding company, that person would be required to indemnify the Trust for the full amount of any damages and expenses resulting from the loss of its qualification as a real estate investment trust or its becoming a personal holding company. These damages and expenses might include increased corporate taxes, attorneys' fees and administrative costs.

     The Declaration of Trust permits the trustees to effect any merger or consolidation in accordance with applicable law, except any merger or consolidation with, or any sale, lease, transfer or other disposition of all or any substantial part of the assets of the Trust to, or from, a holder of shares of beneficial interest of the Trust representing, in the aggregate, 5% or more of the total number of votes authorized to be cast by holders of the Trust's shares of beneficial interest. Business combinations with these related persons must be approved by the affirmative vote of the holders of shares representing at least 95% of the total number of votes authorized to be cast by holders of the Trust's shares of beneficial interest unless:

     . the trustees by a vote or written consent of all but one of the trustees have expressly approved in advance the acquisition of the outstanding shares of the Trust that caused that person to become a related person or shall have approved the business combination prior to that person having become a related person; or

     . the business combination is solely between the Trust and another trust or corporation of which 100% of that entity's voting securities are owned directly or indirectly by the Trust.

     Shareholder Liability. Title 8 of the Maryland General Corporation Law provides that a shareholder of a real estate investment trust shall have immunity from personal liability for the obligations of the real estate investment trust. This Title also provides that the declaration of a real estate investment trust may include any provision expanding or limiting the liability of its shareholders for money damages except for limiting the liability of its shareholders to the extent:

     . actual receipt of an improper benefit or profit in money, property or services is proved; or

     . active and deliberate dishonesty is established by a final judgment as being material to the cause of action.

     The Declaration of Trust also provides that the Trust's shareholders shall not be subject to any liability for the acts or obligations of the Trust and that, as far as practicable, each of the Trust's written agreements creating an obligation of the Trust shall contain a provision to that effect. With respect to all types of claims in some jurisdictions, tort claims only in other jurisdictions, contract claims where shareholder liability is not disavowed as described above, and claims for taxes and certain statutory liabilities, a shareholder may be held personally liable to the extent that claims are not satisfied by the Trust. The Declaration of Trust provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the Trust's general assets. There can be no assurance that, at the time any such liability arises, the Trust will have assets sufficient to satisfy this reimbursement obligation. The Trust's trustees intend to conduct the Trust's operations, with the advice of counsel, in such a way as to avoid, as far as practicable, the ultimate liability of the Trust's shareholders. The Trust's trustees do not intend to provide insurance covering such risks to the Trust's shareholders.

     Transfer Agent and Registrar. EquiServe Trust Company, N.A. acts as transfer agent, registrar and dividend reinvestment agent of the Trust's shares of beneficial interest.

     Trading Market. The Trust's shares of beneficial interest currently trade on the New York Stock Exchange under the symbol "UHT."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the federal income tax considerations the Trust believes are material to a holder of the Trust's shares of beneficial interest. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending on your particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of shares of beneficial interest in light of his or her personal investments or tax circumstances, or to shareholders who receive special treatment under the federal income tax laws except to the extent discussed under the headings "--Taxation of Tax Exempt-Shareholders" and "--Taxation of Foreign Shareholders." Shareholders receiving special treatment include, without limitation:

     .  insurance companies;

     .  financial institutions or broker-dealers;

     .  tax-exempt organizations;

     . stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

     .  foreign corporations or partnerships; and

     .  persons who are not citizens or residents of the United States.

     In addition, this summary does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of the Trust's shares of beneficial interest.

     The information in this section is based on:

     .  the Code;

     . current, temporary and proposed Treasury Regulations promulgated under the Code;

     .  the legislative history of the Code;

     . current administrative interpretations and practices of the Internal Revenue Service ("IRS"); and

     .  court decisions;

in each case, as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The Trust has not requested, and does not plan to request, any rulings from the IRS concerning its tax treatment, and the statements in this prospectus are not binding on the IRS or any court. Thus, the Trust cannot assure you that the tax considerations contained in this discussion will not be challenged by the IRS or if challenged, will be sustained in court.

       The summary below is for general information only and is not tax advice. You are urged to consult your tax advisor regarding the specific tax consequences to you of:

     . the acquisition, ownership and sale or other disposition of the Trust's shares of beneficial interest, including the federal, state, local, foreign and other tax consequences;

     . the Trust's election to be taxed as a real estate investment trust for federal income tax purposes; and

     .  potential changes in the tax laws.

Taxation of the Trust

     General. The Trust elected to be taxed as a real estate investment trust, or REIT, commencing with its taxable year ended December 31, 1986. The Trust believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met.

     The following discussion is based on the law existing and in effect on the date hereof and the Trust's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Code discussed below. No assurance can be given that the Trust will satisfy these tests on a continuing basis.

     In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

     Fulbright & Jaworski L.L.P. has opined that the Trust was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for each of its taxable years and that its proposed method of operations as described in this prospectus and as represented to Fulbright & Jaworski by the Trust will enable the Trust to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for future taxable years. This opinion was rendered as of May 10, 2001, and Fulbright & Jaworski has no obligation to update its opinion subsequent to this date.

     The opinion of Fulbright & Jaworski is based upon certain assumptions and certain factual representations made by the Trust, including representations made by the Trust in this prospectus and a factual certificate provided by one of the Trust's officers. Moreover, such qualification and taxation as a REIT depends upon the ability of the Trust to meet, for each taxable year, various tests imposed under the Code as discussed below, and Fulbright & Jaworski has not reviewed in the past, and may not review in the future, the Trust's compliance with these tests. Accordingly, neither Fulbright & Jaworski nor the Trust can assure you that the actual results of the operations of the Trust for any particular taxable year will satisfy such requirements.

     In any year in which the Trust qualifies as a REIT, it will not generally be subject to federal corporate income tax on that portion of its net income which is distributed to shareholders. The Trust will, however, be subject to tax at normal corporate rates on any undistributed "real estate investment trust taxable income," including capital gains. Shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income, but would receive a credit for their share of any taxes paid on such gain by the REIT.

     Notwithstanding its qualification as a REIT, the Trust also may be subject to taxation in the following circumstances:

     . If the Trust should fail to satisfy either the 75% or the 95% gross income test and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Trust fails either the 75% or the 95% gross income test (substituting for purposes of calculating the amount by which the 95% gross income test is failed, 90% for 95%) multiplied by a fraction intended to reflect the Trust's profitability.

     . The Trust will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if the Trust has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate.

     . If the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     . If the Trust disposes of any asset acquired from a corporation which is or has been a C corporation in a transaction in which the Trust's basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following the Trust's acquisition of that asset, the Trust may be required, under Treasury Regulations, to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the after-tax gain, if any, recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date the Trust acquired the asset over (b) the Trust's adjusted basis in the asset on the date the Trust acquired the asset.

     .  The Trust also may be subject to the corporate alternative minimum tax.

     The Trust uses the calendar year both for federal income tax purposes, as is required of a REIT under the Code, and for financial reporting purposes.

     Failure to Qualify. If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Trust fails to qualify as a REIT will not be deductible by the Trust, nor will the Trust be required to distribute any amounts to shareholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT Qualification Requirements

     In order to qualify as a REIT, the Trust must meet the following requirements, among others:

     Share Ownership Tests. The Trust's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Trust may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

     To ensure compliance with these share ownership tests, the Trust's Declaration of Trust places restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require the Trust to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Trust must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of those shares of beneficial interest. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Trust's records. A shareholder failing or refusing to comply with the Trust's written demand must submit with his tax return a similar statement disclosing the actual ownership of the Trust shares of beneficial interest and certain other information.

     Under the Trust's Declaration of Trust a person is generally prohibited from owning more than 9.8% in value of the aggregate outstanding shares of beneficial interest.

     Asset Tests. At the close of each quarter of the Trust's taxable year, the Trust must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Trust's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, not more than 25% of the value of the Trust's assets generally may be represented by securities (other than securities included in the 75% asset test). Of the investments included in the 25% asset class, such securities may not exceed:

     . in the case of securities of any one non-government issuer, 5% of the value of the Trust's total assets; or

     . 10% of the outstanding voting securities of any one such issuer (or the "Issuer Voting Stock Test"), and 10% of the total value of any such issuer.

In addition, the value of the securities in any "taxable REIT subsidiary" may not exceed 20% of the value of the Trust's total assets. Certain debt securities held by a REIT will not be taken into account for purposes of the Issuer Value Test. Finally, certain "grandfathering" rules also exempt from the Issuer Value Test securities owned by a REIT on July 12, 1999. Where the Trust invests in a partnership, including any limited liability company classified as a partnership for federal income tax purposes, it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests.

     After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Trust fails to satisfy the asset tests because it acquires securities or other property during a quarter, the Trust can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the quarter. For this purpose, an increase in the Trust's interests in any partnership or limited liability company in which it owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. If the Trust fails to cure any noncompliance with the asset tests within this time period, it would cease to qualify as a REIT.

     Gross Income Tests. There are two separate percentage tests relating to the sources of the Trust's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Trust invests in a partnership, or a limited liability company classified as a partnership for federal income tax purposes, the Trust generally will be treated as receiving its share of the income and loss of the partnership and the gross income of the partnership will retain the same character in the hands of the Trust as it has in the hands of the partnership. The two tests are described below.

     The 75% Test. At least 75% of the Trust's gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     .  rents from real property (except as modified below);

     . interest on obligations secured by mortgages on, or interests in, real property;

     . gains from dealer property - that is, gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Trust's trade or business;

     . dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

     .  abatements and refunds of real property taxes;

     . income from foreclosure property - that is, income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property; and

     . commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Trust's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. The Trust intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in the Trust failing to satisfy either the 75% or 95% gross income test.

     For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. The amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents received from a tenant will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

     . The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will be not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales.

     . The Trust, or an actual or constructive owner of 10% or more of the Trust's capital stock, does not actually or constructively own 10% or more of the interests in the tenant.

     . Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property."

     . The Trust generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than through an independent contractor from whom it derives no revenue. The Trust may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common area. Further, under recently enacted legislation beginning in 2001, the Trust is permitted to employ a "taxable REIT subsidiary" which is wholly or partially owned by the Trust, to provide both customary and noncustomary services to its tenants without causing the rent received from those tenants to fail to qualify as "rents from real property." The Trust currently does not own any interest in any "taxable REIT subsidiary."

     For purposes of determining whether the Trust complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto are satisfied.

     Even if the Trust fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if:

     . the Trust's failure to comply is due to reasonable cause and not to willful neglect;

     . the Trust reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     . any incorrect information on this schedule is not due to fraud with intent to evade tax.

     If these relief provisions apply, however, the Trust will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test (substituting for purposes of calculating the amount by which the 95% gross income test is failed, 90% for 95%) multiplied by a fraction intended to reflect the Trust's profitability. It is not possible, however, to state whether in all circumstances the Trust would be entitled to the benefit of these relief provisions. For example, if the Trust fails to satisfy the gross income tests because nonqualifying income that the Trust intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that the Trust's failure to satisfy the tests was not due to reasonable cause.

     The Trust intends to continue to monitor its operations and investments in the context of these standards so as to continue to satisfy the 75% and 95% gross income tests. While the Trust or its affiliates provide certain services with respect to the properties in which the Trust, and the partnerships and limited liability companies owned by the Trust, own interests and possibly with respect to any newly acquired properties, the Trust believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the Trust, and the partnerships and limited liability companies owned by the Trust, or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. The Trust intends that services that cannot be provided directly by the Trust, and the partnerships and limited liability companies owned by the Trust, or other agents will be performed by independent contractors.

     Annual Distribution Requirements. In order to qualify as a REIT, the Trust is required to distribute dividends, other than capital gains dividends, to its shareholders each year in an amount at least equal to (A) the sum of (i) 90% (95% for taxable years ending before January 1, 2001) of the Trust's REIT taxable income, computed without regard to the dividends received deduction and the Trust's net capital gain, and (ii) 90% (95% for taxable years ending before January 1, 2001) of the net after tax income, if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that the Trust does not distribute all of its net capital gain or distributes at least 90% (95% for taxable years ending before January 1, 2001) but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

     The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. It is possible that the Trust may not have sufficient cash or other liquid assets to meet the above-described distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Trust's REIT taxable income on the other hand, or for other reasons. The Trust will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds or cause its affiliates to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If the Trust fails to meet the above-described distribution requirement as a result of an adjustment to the Trust's tax return by the IRS, the Trust may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

     In addition, the Trust will be required to pay a 4% excise tax on the excess of the required distribution over the amounts, if any, by which the Trust's actual distributions during a calendar year are less than the sum of 85% of the Trust's ordinary income for the year, 95% of the Trust's capital gain net income for the year plus, in each case, any undistributed ordinary income or capital gain net income, as the case may be, from prior periods. Any taxable income or net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax.

Taxation of Shareholders

     As used below, the term "domestic shareholder" means a holder of shares of beneficial interest who is for United States federal income tax purposes:

     .  a citizen or resident of the United States;

     . a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or under the laws of the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

     . an estate which is required to pay United States federal income tax regardless of the source of its income; or

     . a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, also shall be considered domestic shareholders.

     Taxation of Taxable Domestic Shareholders. As long as the Trust qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits and not designated as capital gain dividends will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset to the extent they do not exceed the Trust's actual net capital gain for the taxable year without regard to the period for which the shareholder has held its shares of beneficial interest. In the event the Trust designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of shares for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. The Trust may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Trust on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Trust.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares of beneficial interest. To the extent that distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, assuming the shares of beneficial interest are capital assets in the hands of the shareholder, they will be included in income as short-term or long-term capital gain depending on the length of time the shares of beneficial interest have been held. In addition, any dividend declared by the Trust in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.

     Domestic shareholders may not include in their individual income tax returns any of the Trust's net operating losses or capital losses. Instead, such losses would be carried over by the Trust for potential offset against future income, subject to certain limitations. Distributions made by the Trust and gain arising from the sale or exchange of shares of beneficial interest will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from the Trust generally will be treated as investment income. Capital gain dividends, including distributions treated as such, and capital gain from the disposition of shares of beneficial interest, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. The Trust will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of the Trust's shares of beneficial interest equal to the difference between:

     . the amount of cash and the fair market value of any property received on such disposition; and

     .  the shareholder's adjusted basis of such shares of beneficial interest.

This gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held the shares of beneficial interest for more than one year and long-term capital gain or loss if the shareholder has held the shares of beneficial interest for more than one year. Loss upon a sale or exchange of the Trust's shares of beneficial interest by a shareholder who has held such shares of beneficial interest for six months or less after applying certain holding period rules will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such shareholder as long-term capital gain.

     Capital Gains and Losses. The maximum marginal individual income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation, other than certain depreciation recapture taxable as ordinary income, with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     Backup Withholding. The Trust will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder:

     . is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     . provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules.

Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The United States Treasury issued final regulations on October 6, 1997 regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The final regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of the Trust's shares of beneficial interest.

     In addition, as is discussed below under "--Taxation of Foreign Shareholders," the Trust may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to the Trust.

     Taxation of Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, dividend income from the Trust's shares of beneficial interest will not be unrelated business taxable income to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares of beneficial interest as "debt financed property" within the meaning of the Code and such shares of beneficial interest are not otherwise used in a trade or business. Similarly, income from the sale of the Trust's shares of beneficial interest will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the Trust's shares of beneficial interest as "debt financed property" within the meaning of the Code or has used the shares of beneficial interest in a trade or business.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in shares of the Trust will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in shares of the Trust. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income as to specified tax exempt trusts which hold more than 10%, by value, of the interests in the REIT. A REIT's tax status as a "pension-held REIT" depends, in part, on the ownership of its stock. As a result of the limitations on the transfer and ownership of shares of beneficial interest contained in the Trust's Declaration of Trust, the Trust does not expect to be classified as a "pension-held REIT."

     Taxation of Foreign Shareholders. The rules governing the United States federal income taxation of the ownership and disposition of the Trust's shares of beneficial interest by persons that are "foreign shareholders" - that is, persons that are not domestic shareholders as defined above - are complex and no attempt will be made herein to provide more than a summary of such rules.

     Prospective foreign shareholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in the Trust's shares of beneficial interest, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     In general, foreign shareholders will be subject to regular United States federal income taxation with respect to their investment in the Trust's shares of beneficial interest in the same manner as a domestic shareholder if their investment in the Trust is "effectively connected" with the conduct by such foreign shareholder of a trade or business in the United States. A foreign shareholder that is a corporation and that receives income with respect to its investment in the Trust's shares of beneficial interest that is, or is treated as, "effectively connected" with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed under
Section 884 of the Code, which is payable in addition to the regular United States corporate income tax.

     The following discussion addresses only the federal income taxation of foreign shareholders whose investment in the Trust's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in the Trust's shares of beneficial interest is or may be deemed "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

     Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by the Trust as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Trust's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Dividends paid to an address in a country outside the United States are no longer presumed to be paid to a resident of that country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate.
A foreign shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that the

Trust makes in excess of its current and accumulated earnings and profits will not be taxable to a foreign shareholder to the extent they do not exceed the adjusted basis of the foreign shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of the shares of beneficial interest, but not below zero. To the extent that such distributions exceed the adjusted basis of a foreign shareholder's shares of beneficial interest, they will give rise to tax liability if such foreign shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares of beneficial interest, as described below.

     For withholding tax purposes, the Trust was required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% or a reduced treaty rate if applicable on the amount of any distribution, other than distributions designated as capital gain dividends, made to a foreign shareholder. Under the final regulations issued on October 6, 1997 by the United States Treasury regarding the withholding and information reporting rules, generally effective for distributions on or after January 1, 2001, the Trust will be required to withhold at the 30% rate on distributions the Trust reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends.
However, a foreign shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the foreign shareholder's United States tax liability, if any, with respect to the distribution.

     For any year in which the Trust qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a foreign shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, these distributions are taxed to a foreign shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Foreign shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders, subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals, without regard as to whether such distributions are designated by the Trust as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Trust is required by Treasury Regulations to withhold 35% of any distribution to a foreign shareholder that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's FIRPTA tax liability.

     Gain recognized by a foreign shareholder upon a sale of the Trust's shares of beneficial interest generally will not be subject to United States taxation unless the shares of beneficial interest constitute a "United States real property interest" within the meaning of FIRPTA. The Trust's shares of beneficial interest will not constitute a "United States real property interest" so long as the Trust is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by foreign shareholders. The Trust believes that it will be a "domestically controlled REIT" and therefore, the sale of the Trust's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because the Trust's shares of beneficial interest will be publicly traded, no assurance can be given that the Trust will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of the Trust's shares of beneficial interest not otherwise subject to FIRPTA generally will be taxable to a foreign shareholder if the foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If the Trust does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a foreign shareholder of the Trust's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares of beneficial interest are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market, such as the NYSE on which the Trust's shares of beneficial interest are traded, and on the size of the selling foreign shareholder's interest in the Trust. If the gain on the sale of the Trust's shares of beneficial interest were to be subject to tax under FIRPTA, the foreign shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if the Trust is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

     Dividends paid in the United States with respect to the Trust's shares of beneficial interest, and proceeds from the sale of the Trust's shares of beneficial interest, through a United States broker, or certain brokers having significant connections with the United States, may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% unless such shareholder:

     . is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

     . provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules.

Foreign shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the foreign shareholder's United States income tax liability.

     The final regulations issued on October 6, 1997 by the United States Treasury regarding the withholding and information reporting rules as discussed above in "-Backup Withholding" also affect the rules applicable to payments to foreign persons. In general, these final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and modify reliance standards. In addition, the final regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The final regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of the Trust's shares of beneficial interest.

Other Tax Considerations

     Tax Aspects of the Partnerships. The Trust currently owns interests in several partnerships, including limited liability companies that are classified as partnerships for federal income tax purposes, and may own interests in additional partnerships in the future. The Trust's ownership of an interest in these partnerships involves special tax considerations. These special tax considerations include, for example, the possibility that the IRS might challenge the status of one or more of the partnerships in which the Trust owns an interest as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership in which the Trust owns an interest, or one or more of its subsidiary partnerships, were treated as an association, it would be taxable as corporation and, therefore, subject to an entity-level tax on its income. In this situation, the character of the Trust's assets and items of gross income would change, and could prevent the Trust from satisfying the real estate investment trust asset tests and/or the real estate investment trust income tests. This, in turn, would prevent the Trust from qualifying as a real estate investment trust. In addition, a change in the tax status of one or more of the partnerships in which the Trust owns as interest might be treated as a taxable event. If so, the Trust might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist or did not claim a classification prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. All of the partnerships in which the Trust owns an interest intend to claim classification as partnerships under these Treasury Regulations. As a result, the Trust believes that these partnerships will be classified as partnerships for federal income tax purposes. The treatment described above also applies with respect to the Trust's ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

     State and Local Taxes. The Trust and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which the Trust or they transact business or reside. The state and local tax treatment of the Trust and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in the Trust's shares of beneficial interest.

                                     ERISA

  Regulations issued by the United States Department of Labor provide that, under certain circumstances, the assets of an equity (such as the Trust) are deemed to be assets of employee benefit plans which acquire an entity interest in the entity for the purpose of applying the fiduciary requirements and the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, which we refer to as ERISA, and the Code.

  This so-called "plan asset look-through rule" does not apply to the acquisition of equity interests that are "publicly-offered" securities.

  For this purpose, a "publicly-offered security" includes a security that is:

  .  freely transferable

  .  part of a class of securities that is widely-held, and

  . either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (b) sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

  Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is not more than $10,000, restrictions against transfer of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely-held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

  Based upon the above, the Trust believes that the shares of beneficial interest of the Trust will meet the criteria of the publicly-offered securities exception to the plan asset look-through rule. Accordingly, the Trust believes that, if an employee plan purchases shares of beneficial interest of the Trust, the Trust's assets should not be deemed to be plan assets for purposes of applying the fiduciary and prohibited transaction provisions of ERISA and the Code.

                              PLAN OF DISTRIBUTION

     The Trust may sell its shares of beneficial interest to or through one or more underwriters or dealers, and also may sell its shares of beneficial interest directly to other purchasers or through agents. These firms may also act as the Trust's agents in the sale of its shares of beneficial interest.
Only underwriters named in the prospectus supplement will be considered as underwriters of the Trust's shares of beneficial interest offered by the prospectus supplement. The Trust may distribute its shares of beneficial interest at different times in one or more transactions. The Trust may sell its shares of beneficial interest at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the Trust's shares of beneficial interest, underwriters may receive compensation from the Trust or from purchasers of the Trust's shares of beneficial interest in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Trust's shares of beneficial interest may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of the Trust's shares of beneficial interest may be considered underwriting discounts and commissions under the Securities Act of 1933. The Trust will identify any such underwriter or agent, and will describe any such compensation, in the prospectus supplement.

     The Trust may agree to indemnify underwriters, dealers and agents who participate in the distribution of the Trust's shares of beneficial interest against certain liabilities, including liabilities under the Securities Act of 1933. The Trust may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of such liabilities. The Trust may authorize dealers or other persons who act as the Trust's agents to solicit offers by certain institutions to purchase shares of beneficial interest from the Trust under contracts which provide for payment and delivery on a future date. The Trust may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If the Trust enters into these agreements concerning its shares of beneficial interest, the Trust will indicate that in the prospectus supplement.

     In connection with an offering of the Trust's shares of beneficial interest, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust's shares of beneficial interest. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in the Trust's shares of beneficial interest for their own account. In addition, underwriters may bid for, and purchase, the Trust's shares of beneficial interest in the open market to cover short positions or to stabilize the price of the Trust's shares of beneficial interest.

     Finally, underwriters may reclaim selling concessions allowed for distributing the Trust's shares of beneficial interest in the offering if the underwriters repurchase previously distributed shares of beneficial interest in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Trust's shares of beneficial interest above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, the Trust and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Trust's shares of beneficial interest and tax matters will be passed upon for us by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103.

                                    EXPERTS

     The consolidated financial statements and schedules of the Trust and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The Declaration of Trust establishing Universal Health Realty Income Trust, dated August 5, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is filed in The Office of The Department of Assessments and Taxation of The State of Maryland, provides that the name "Universal Health Realty Income Trust" refers to the Trustees under the Declaration collectively as Trustees, but not individually or personally, and that no Trustee, Officer, Shareholder, Employee or Agent of the Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Trust. All persons dealing with the Trust, in any way, shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of all expenses payable by the Trust in connection with the registration of the shares of beneficial interest offered hereby, other than underwriting discounts and commissions (if any). All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee.......................................  $ 25,000
     NYSE listing fee...........................................  $ 47,800
     Blue sky fees and expenses.................................  $ 20,000
     Accounting fees and expenses...............................  $ 50,000
     Legal fees and expenses....................................  $100,000
     Printing and engraving expenses............................  $ 50,000
     Transfer agent and registrar fees..........................  $  2,500
     Miscellaneous..............................................  $ 54,700
                                                                  --------
        Total...................................................  $350,000

Item 15.  Indemnification of Directors and Officers.

     Section 4.5 of the Declaration of Trust provides that the Trust shall indemnify its trustees and officers to the full extent required or permitted by the General Laws of the State of Maryland. Section 8-305(15) of the Maryland General Corporation Law ("MGCL") permits a Maryland real estate investment trust to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Trust's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation, however, may not indemnify for an adverse judgment in a suit by, or in the right of, the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then, only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Declaration of Trust also permits the Trust to indemnify any of its employees, agents or affiliates of an affiliated trustee to such extent as shall be authorized by its trustees or by-laws, or as permitted by law.

     The above rights of indemnification shall not exclude any other rights to which any trustee, officer, employee, agent or affiliate of an affiliated trustee may lawfully be entitled.

     The Trust has purchased and maintains insurance through a commercial policy arranged by UHS on behalf of all of its trustees, whether or not the Trust is required or has the power to indemnify them against liability.

Item 16.  Exhibits.

 1.1    -   Form of Underwriting Agreement.
 4.1*   -   Declaration of Trust, dated as of August 1986.
 4.2*   -   Amendment to Declaration of Trust, dated as of June 23, 1993.
 4.3*   -   Amended and Restated Bylaws.
 4.4**  -   Specimen Shares of Beneficial Interest Certificate.
 5.1*   -   Opinion of Fulbright & Jaworski L.L.P.
 8.1*   -   Tax Opinion of Fulbright & Jaworski L.L.P.
23.1*   -   Consent of Arthur Andersen LLP.
23.2*   -   Consents of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 and Exhibit 8.1).
24.1*   -   Power of Attorney (included on signature page).

------------
*  Previously filed.
** Incorporated by reference to Exhibit 7 to the Registration Statement on Form
   8-A of Universal Health Realty Income Trust (Registration No. 1-9321).

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania, on May 29, 2001.

                                  UNIVERSAL HEALTH REALTY INCOME TRUST

                                  By: /s/ Alan B. Miller
                                      -------------------------------------
                                      Alan B. Miller
                                      Chairman of the Board and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                         Title                    Date
           -------------                     ---------              ------------
  /s/ Alan B. Miller                Chairman of the Board and       May 29, 2001
----------------------------------  Chief Executive Officer
  Alan B. Miller                    (Principal Executive Officer)

  /s/ Kirk E. Gorman                President, Chief Financial      May 29, 2001
----------------------------------  Officer, Secretary and Trustee
  Kirk E. Gorman                    (Principal Financial Officer)

  /s/ James E. Dalton, Jr.          Trustee                         May 29, 2001
----------------------------------
  James E. Dalton, Jr.

  /s/ Myles H. Tanenbaum            Trustee                         May 29, 2001
----------------------------------
  Myles H. Tanenbaum

  /s/ Daniel M. Cain                Trustee                         May 29, 2001
----------------------------------
  Daniel M. Cain

                                    Trustee
----------------------------------
  Miles L. Berger


  /s/ Elliot J. Sussman             Trustee                         May 29, 2001
----------------------------------
  Elliot J. Sussman


  /s/ Charles F. Boyle              Vice President and Controller   May 29, 2001
----------------------------------  (Principal Accounting Officer)
  Charles F. Boyle


                                 EXHIBIT INDEX

Exhibit
No.                 Exhibit
-------           -----------

  1.1         Form of Underwriting Agreement.